ZONE4PLAY COMPLETES $1.2 MILLION
                            PRIVATE EQUITY PLACEMENT

Wilmington, DE - April 1, 2004 - Zone4Play, Inc. (OTCBB:ZFPI), a leading content provider of Interactive games on multiple platforms, today announced that the Company completed a $1.2 million private placement, consisting of 1,500,000 shares of its common stock, with a group of institutional and individual investors.

Mr. Shimon Citron, CEO of Zone4Play stated, "We are happy for this vote of confidence as seen by this funding. True to its vision, Zone4Play will continue its progress with technology development and move forward with our plans for Multiplayer games. Zone4Play will continue expanding the Company's infrastructure to accommodate anticipated growth and form additional joint ventures with its business partners."

"Additionally, we are encouraged by the growing interest from the investment community in interactive gaming technology and its potential as an ancillary revenue generation tool for subscription TV Operators and Mobile," Mr. Citron concluded.

ABOUT ZONE4PLAY, INC.

Zone4Play, Inc. (www.zone4play.com) designs interactive game applications and solutions for Interactive Television, Cellular networks and the Internet. Its proprietary cross-system product line allows access to a variety of platforms through only one user account. Zone4Play also specializes in Back Office solutions for these systems and markets a wide range of hi-tech support and management products.


This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current expectations of the management of Zone4Play only, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: changes in technology and market requirements; decline in demand for Zone4Play's products; inability to timely develop and introduce new technologies, products and applications; loss of market share and pressure on pricing resulting from competition, which could cause the actual results or performance of Zone4Play to differ materially from those contemplated in such forward-looking statements. Zone4Play undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For a more detailed description of the risk and uncertainties affecting Zone4Play, reference is made to Zone4Play's reports filed from time to time with the Securities and Exchange Commission.

FOR ADDITIONAL INFORMATION:

Gil Arbel          +                  -or-           Investor Relations Counsel
Zone4Play, Inc.                                       The Equity Group Inc.
972-3-688-9444                                        Loren G. Mortman
arbelgil@zone4play.com                                212-836-9604
                                                      Lauren Barbera
                                                      212-836-9610
                                                      lbarbera@equityny.com



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